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                                                                    EXHIBIT 99B

                                                                     File
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                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                               New York, NY 10005

                                                              September 10, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549

Re:  Form U-1 Application-Declaration

Ladies and Gentlemen:

                  We refer to the Form U-1 Application-Declaration (the "Application-Declaration") filed by UtiliCorp United Inc.("UtiliCorp"), a Delaware corporation. Capitalized terms and parties not defined herein shall have the meanings ascribed to such terms and parties in the Application-Declaration.

                  In the Application-Declaration, UtiliCorp applies under
Section 3(b) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and Rule 10 thereunder for an order from the Securities and Exchange Commission (the "Commission") to exempt under Section 3(b) of the 1935 Act Power New Zealand Limited, a New Zealand corporation ("PNZ"). UtiliCorp currently indirectly owns through subsidiaries approximately 30% of the common stock of PNZ. Notification of PNZ's status as a foreign utility company was filed December 5, 1994. We have acted as counsel for UtiliCorp in connection with this Application-Declaration and, as such counsel, we are familiar with the corporate proceedings taken and to be taken by UtiliCorp and its subsidiaries as described in the Application-Declaration.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of UtiliCorp, certificates of public officials, certificates of officers and representatives of UtiliCorp and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made by officers of UtiliCorp and other appropriate persons, and statements contained in the Application-Declaration.


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                  The opinions expressed below in respect of the transactions described in the Application-Declaration (the "Transactions")are subject to the following assumptions or conditions:

                  a. The Transactions shall have been duly authorized by, in accordance with, and approved to the extent required by federal and state law, the law of New Zealand and by the Board of Directors of UtiliCorp;

                  b. The SEC shall have duly entered an appropriate order or orders granting the Application-Declaration and permitting the Application-Declaration to become effective with respect to the Transactions;

                  c. The Transactions shall have been accomplished in accordance with all approvals, authorizations, consents, certificates and orders of any applicable state commission or regulatory authority required for the consummation of the Transactions, and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect; and

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the Transactions are completed in accordance with the Application-Declaration, and subject to the assumptions and conditions set forth above:

                   1. UtiliCorp will be validly organized and duly existing under the laws of the State of Delaware; and

                   2. All U.S. state and federal laws applicable to the Transaction will have been complied with. 3. UtiliCorp will legally, directly or indirectly, acquire any securities that are part of the Transaction.

                   4. The Consummation of the Transaction will not violate the legal rights of the holders of any securities issued by UtiliCorp.

                  We hereby consent to the use of this opinion as an exhibit to the Application-Declaration. The opinions set forth herein are issued and expressed as of the date hereof. We do not assume or undertake any responsibility to advise you of changes in either fact or law which may come to our attention after the date hereof.

Very truly yours,

Milbank, Tweed, Hadley & McCloy

MDD/
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